                                                                    EXHIBIT 99.1


           SEABULK INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR

                                  2003 RESULTS


Fort Lauderdale, FL, March 26, 2004 - Seabulk International, Inc. (Nasdaq: SBLK) today reported a net loss of $7.3 million or $0.32 per diluted common share for the three months ended December 31, 2003. Included in the loss was a charge of $1.2 million or $0.05 per diluted share on the writedown of two geophysical vessels. Revenue for the quarter totaled $79.7 million. In the year-earlier period, the Company had a net loss of $1.6 million or $0.07 per diluted common share on revenue of $78.8 million. Operating income in the current quarter was $1.0 million versus $5.6 million in the year-earlier period.

         "Our fourth quarter results were impacted by a number of negative factors," commented Chairman and Chief Executive Gerhard E. Kurz. "Our tanker and towing operations, which together account for about half our revenue, performed as expected and were profitable. The offshore sector, however, had an operating loss for the period as conditions in the Gulf of Mexico unexpectedly worsened and utilization suffered. We also incurred higher insurance reserves in addition to the $1.2 million writedown of assets. In the international offshore markets, despite increased competition in West Africa, we are seeing continued strong demand for our vessels in all regions where we operate. We expect these trends - a sluggish Gulf of Mexico market and vibrant international markets - to continue in 2004. As previously announced, we are completing the acquisition of two modern double-hull tankers from World-Wide Shipping for service in the international, foreign-flag market. These vessels, the SEABULK RELIANT and the SEABULK TRUST, will begin generating revenue in the second quarter and will give us an important foothold going forward in the international product tanker market, where we had not previously been active and which we view as a potential growth area. Also as previously announced, we received cash proceeds of $4.5 million in early March from the settlement of litigation, which will be accounted for in our results for the first quarter of 2004."

         For the twelve months ended December 31, 2003, the Company had a net loss of $5.0 million or $0.21 per diluted share on revenue of $316.6 million. Included in the loss for the year was a charge of $1.7 million or $0.07 per diluted share incurred in the third quarter of 2003 on the early extinguishment of debt in connection with the Company's refinancing. In the prior year, ended December 31, 2002, the Company had a net loss of $38.9 million or $2.72 per diluted share on revenue of $324.0 million. Included in the full-year 2002 results were charges of $27.8 million or $1.95 per diluted share related to the Company's recapitalization. Operating income of $33.7 million in 2003 was down from the $37.8 million earned in 2002.

                              RESULTS OF OPERATIONS

         Revenue from Seabulk Offshore, the Company's largest business with a fleet of 117 offshore energy support vessels, totaled $41.6 million in the quarter compared to $41.1 million in the comparable 2002 period and accounted for 52% of total Company revenue. Seabulk Offshore had an operating loss in the


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quarter of $4.3 million versus an operating loss of $2.0 million in the year-earlier period as the Gulf of Mexico rig count declined to its lowest levels of the year and the Company recorded a $1.2 million asset writedown and higher insurance reserves. In January 2004, the Company contracted for a new $10.6 million, 10,000-hp terminal tug to be built by Labroy Marine in Indonesia for delivery in March 2005. The vessel will work in West Africa under a multiyear contract for a major oil company.

         Supply boat day rates in the Gulf of Mexico averaged $5,101 for the quarter, compared with $5,252 in the comparable 2002 period, while utilization declined to 61% from 65% in the year-earlier quarter. In West Africa, where Seabulk Offshore has the industry's second largest fleet, average day rates for the Company's fleet of towing supply and supply vessels rose to $7,591 from $7,316 in the year-earlier period, while utilization declined to 73% from 79%. In other areas, day rates were higher compared with the year-earlier period in the Middle East but lower in Southeast Asia. For a complete breakdown of day rates and utilization by region for the Company's offshore fleet, please see the accompanying charts.

         For the full year ended December 31, 2003, Seabulk Offshore had revenue of $160.7 million and operating income of $1.0 million, compared with revenue of $171.5 million and operating income of $10.2 million in 2002. The Company disposed of 18 older offshore support vessels during the year.

         Revenue from Seabulk Tankers, the Company's marine transportation business, totaled $29.1 million in the quarter, or 37% of total Company revenues, and was essentially unchanged from $29.3 million in the year-earlier period. Operating income, however, fell to $5.6 million from $9.0 million in 2002 due mainly to the drydocking of two vessels, the SEABULK TRADER and the SEABULK MARINER, which reduced revenue and raised costs.

         For all of 2003, Seabulk Tankers had revenue of $119.0 million and operating income of $36.3 million, compared with revenue of $121.4 million and operating income of $35.7 million in 2002, when results included the subsequently divested Sun State Marine Services business. With a domestic fleet of 10 vessels, including five double-hulls, Seabulk Tankers is the largest independent owner of U.S.-flag, Jones Act product tankers. The Company is in the process of adding two modern double-hull foreign-flag tankers to its fleet, which will begin trading in the second quarter.

         Seabulk Towing, which operates a fleet of 26 tugs in seven southeastern ports and the offshore Gulf of Mexico, had revenue of $9.2 million in the quarter, representing 11% of total Company revenue, compared with revenue of $8.4 million a year ago. Operating income of $1.8 million was up from $1.1 million in the year-earlier period due mainly to improved utilization and increased vessel traffic in certain ports. In January, one of the Company's large tractor tugs began employment under a one-year bareboat charter in San Francisco for a major oil company - part of Seabulk Towing's strategy of maximizing utilization of available assets.

          For the full year, Seabulk Towing had revenue of $37.3 million and operating income of $7.7 million versus revenue of $31.5 million and operating income of $4.8 million in 2002. Higher demand for harbor tug services, coupled with an increase in bareboat and offshore towing opportunities, boosted


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utilization of the Company's tug assets and contributed to the year-over-year gain in both revenue and operating income.

         With a fleet of 153 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at WWW.SEABULKINTERNATIONAL.COM.


CONFERENCE CALL INFORMATION

         Seabulk's management will hold a conference call and simultaneous online Webcast beginning at 11:00 a.m. EST today to discuss fourth quarter and full-year results. To access the call, dial 800-949-2165 (for international callers, dial 312-461-9457). To access the Webcast, visit the Seabulk International Web site at WWW.SEABULKINTERNATIONAL.COM and click on the Investors link. A replay of the call will be available until 5:00 p.m. Monday, March 29, by dialing 800-839-6713 (for international callers, 402-220-2306) and using the confirmation number 6111055. A replay of the online Webcast will be available on the Company's Web site for approximately 45 days.


     THIS PRESS RELEASE INCLUDES "FORWARD-LOOKING" INFORMATION. FORWARD-LOOKING INFORMATION INCLUDES ANY STATEMENTS REGARDING OUR EXPECTED RESULTS OF OPERATIONS, BUSINESS STRATEGY, COMPETITIVE POSITION, GROWTH OPPORTUNITIES, AND MANAGEMENT PLANS AND OBJECTIVES. LIKE ANY OTHER BUSINESS, WE ARE SUBJECT TO RISKS AND OTHER UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY PROJECTIONS OR THAT COULD CAUSE OTHER FORWARD-LOOKING INFORMATION TO PROVE INCORRECT. IN ADDITION TO GENERAL ECONOMIC AND BUSINESS RISKS, SOME OF THE SPECIFIC RISKS TO WHICH OUR BUSINESS IS SUBJECT ARE (1) DECLINES IN OIL OR GAS PRICES, WHICH CAN LEAD TO DECREASED OFFSHORE EXPLORATION AND DEVELOPMENT ACTIVITY AND THUS REDUCED DEMAND FOR OFFSHORE SUPPORT VESSELS,
(2) INCREASED CONSTRUCTION OF NEW OFFSHORE SUPPORT VESSELS, WHICH CAN CAUSE OVERSUPPLY IN THE MARKET, (3) INTERNATIONAL POLITICAL INSTABILITY, WHICH CAN LEAD TO REDUCTIONS IN OFFSHORE ACTIVITY, PARTICULARLY IN LESS DEVELOPED REGIONS,
(4) FLUCTUATIONS IN WEATHER, WHICH CAN LEAD TO DECLINES IN ENERGY CONSUMPTION AND RESULTING DECLINES IN OIL OR GAS PRICES, (5) CHANGES IN LAWS AND REGULATIONS AFFECTING THE MARINE TRANSPORTATION INDUSTRY, INCLUDING ANY POSSIBLE WEAKENING OF THE JONES ACT, WHICH COULD RESULT IN INCREASED COMPETITION FROM NON-U.S. COMPANIES IN OUR DOMESTIC OFFSHORE ENERGY SUPPORT, MARINE TRANSPORTATION AND TOWING BUSINESSES, AND (6) CHANGES IN ENVIRONMENTAL LAWS AND REGULATIONS, INCLUDING ANY POSSIBLE WEAKENING OF THE OIL POLLUTION ACT OF 1990, WHICH COULD RESULT IN INCREASED COMPETITION FOR THE DOMESTIC TRANSPORTATION SERVICES PROVIDED BY OUR MODERN DOUBLE-HULL FLEET. ADDITIONAL INFORMATION REGARDING THESE AND OTHER FACTORS AFFECTING OUR BUSINESS APPEARS IN OUR REPORTS ON FORMS 10-K AND 10-Q THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.







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                           SEABULK INTERNATIONAL, INC.
                      HIGHLIGHTS OF OPERATIONS (UNAUDITED)
                          ($ MILLIONS EXCEPT PER SHARE)


                                                   THREE MONTHS ENDED DEC. 31             TWELVE MONTHS ENDED DEC. 31
                                                 ------------------------------          ------------------------------
                                                     2003                2002                2003                2002
                                                 ----------          ----------          ----------          ----------
Revenue                                          $     79.7          $     78.8          $    316.6          $    324.0

Operating Expenses                                     51.3                46.2               179.7               182.6
General & Administrative                                9.5                10.0                38.0                38.7
Depreciation                                           10.3                10.7                42.3                43.7

Drydocking                                              6.3                 6.0                23.0                22.7
Gain (Loss) on Disposal of Assets (1)                  (1.2)               (0.3)                0.2                 1.4

Income from Operations                                  1.0                 5.6                33.7                37.8

Net Interest Expense                                   (8.4)               (7.8)              (33.5)              (44.2)
Gain (Loss) on Early Exiting of Debt (2)                0.1                  --                (1.6)              (27.8)
Other Income (Expense)                                  0.3                 0.2                 0.6                  --

Loss before Taxes                                      (6.9)               (2.0)               (0.8)              (34.2)

Provision for (Benefit from)
 Taxes (3)                                              0.4                (0.4)                4.2                 4.7

Net Loss                                               (7.3)               (1.6)               (5.0)              (38.9)
Net Loss per Share (4)                                (0.32)              (0.07)              (0.21)              (2.72)

Average Shares Outstanding (000) (4)                 23,220              23,096              23,176              14,277

-----------
(1) Includes a charge of approximately $1.2 million in the fourth quarter of 2003 on the writedown of two geophysical vessels.

(2) Includes in 2003 (a) the write-off of approximately $1.1 million in capitalized bank fees related to the Company's restructured credit facility, and (b) a charge of approximately $0.6 million on the early redemption of Title XI debt related to three towing units. Includes in 2002 (a) the write-off of approximately $9.4 million of deferred financing costs related to the Company's previous credit facility and 12 1/2% Senior Secured Notes, and (b) a loss of approximately $18.4 million on the redemption of the 12 1/2% Senior Secured Notes.

(3) Includes in the fourth quarter of 2002 the anticipated refund of approximately $1.5 million in taxes paid in a prior year.

(4)   All per share and share amounts are stated on a diluted basis.



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            SEABULK OFFSHORE FLEET - AVERAGE DAY RATES & UTILIZATION


                                         Quarter Ended Dec. 31, 2003
                         --------------------------------------------------------
                         AHTS/              AHT/            Crew/
                         Supply             Tugs           Utility          Other
                         ------             ----           -------          -----

DOMESTIC(1)

Vessels(2)                    21              --              24               2
Laid-Up                       --              --              --               1
Fleet Utilization             61%             --              73%             --
Day Rate                  $5,101              --          $2,463              --


WEST AFRICA

Vessels(2)                    34               4               1              --
Fleet Utilization             73%             82%             --              --
Day Rate                  $7,591          $6,053              --              --


MIDDLE EAST

Vessels(2)                     6               5               7               5
Fleet Utilization             75%             94%             92%             58%
Day Rate                  $3,711          $4,855          $1,760          $4,975


SOUTHEAST ASIA

Vessels(2)                     8              --              --               1
Fleet Utilization             65%             --              --              --
Day Rate                  $5,558              --              --              --




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            SEABULK OFFSHORE FLEET - AVERAGE DAY RATES & UTILIZATION



                                          Quarter Ended September 30, 2003
                              ---------------------------------------------------------
                               AHTS/              AHT/             Crew/
                              Supply              Tugs            Utility         Other
                              ------              ----            -------         -----
DOMESTIC(1)

Vessels(2)                        21                 --              24               2
Laid-Up                           --                 --              --               1
Fleet Utilization                 73%                --              77%             --
Day Rate                      $4,970                 --          $2,557              --


WEST AFRICA

Vessels(2)                        33                  4               1              --
Fleet Utilization                 78%                86%             --              --
Day Rate                      $7,321             $6,265              --              --


MIDDLE EAST

Vessels(2)                         6                  6               7               6
Laid-Up                           --                 --              --               1
Effective Utilization(3)          91%                63%             92%             71%
Fleet Utilization                 91%                63%             92%             57%
Day Rate                      $3,476             $5,266          $1,742          $5,341


SOUTHEAST ASIA

Vessels(2)                         8                 --              --               1
Fleet Utilization                 78%                --              --              --
Day Rate                      $5,310                 --              --              --


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



            SEABULK OFFSHORE FLEET - AVERAGE DAY RATES & UTILIZATION


                                            Quarter Ended Dec. 31, 2002
                                 ------------------------------------------------------
                                 AHTS/           AHT/            Crew/
                                 Supply          Tugs            Utility          Other
                                 ------          ----            -------          -----

DOMESTIC(1)

Vessels(2)                           21              --              28               2
Laid-Up                              --              --              --               1
Fleet Utilization                    65%             --              65%             --
Day Rate                         $5,252              --          $2,315              --


WEST AFRICA

Vessels(2)                           30               4               6               1
Fleet Utilization                    79%             71%             68%             --
Day Rate                         $7,316          $5,891          $2,878              --


MIDDLE EAST

Vessels(2)                            6               7               7               5
Laid-Up                              --              --              --               1
Effective Utilization(3)             86%             71%             95%             57%
Fleet Utilization                    86%             71%             95%             43%
Day Rate                         $3,684          $3,991          $1,666          $4,197


SOUTHEAST ASIA

Vessels(2)                            8              --              --               2
Fleet Utilization                    61%             --              --              --
Day Rate                         $6,484              --              --              --



NOTE: Day rates are based on recorded revenue, vessel count and utilization. Day rates and utilization are not disclosed for categories with a limited number of vessels.

-------------

(1) The Domestic category consists of vessels operating in the United States, the Gulf of Mexico, South America and the Caribbean.

(2)   Held-for-sale vessels are excluded from these charts.

(3)   Effective utilization excludes laid-up vessels.



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